Alcoa and subsidiaries                                 EXHIBIT 11


         Computation of Earnings (Loss) per Common Share
                For the six months ended June 30
               (in millions, except share amounts)


                                                   1997          1996
                                               -----------   -----------
1.  Income applicable to common stock*              $365.7        $309.4

2.  Weighted average number of common
     shares outstanding during the period      173,139,325   175,254,973

3.  Primary earnings per common share
     (1 divided by 2)                                $2.11         $1.77

4.  Fully diluted earnings (1)                      $365.7        $309.4

5.  Shares issuable under compensation plans        34,291        33,780

6.  Shares issuable upon exercise of dilutive
     outstanding stock options (treasury
     stock method)                               1,697,708     1,310,246

7.  Fully diluted shares (2 + 5 + 6)           174,871,324   176,598,999

8.  Fully diluted earnings per common share
    (4 divided by 7)                                 $2.09         $1.75

*  After preferred dividend requirement


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